FOR IMMEDIATE RELEASE	News Release

Mercury Systems to Acquire Mission Computing Company
Creative Electronic Systems

•	Positions Mercury as a leading commercial provider of secure and safety-critical processing subsystems for aerospace and defense applications

•	Complementary capabilities in mission computing, safety-critical avionics and platform management up to the highest levels of design assurance

•	Expands addressable market in mission computing, C4I, commercial aerospace, and defense platform management, both domestically and internationally

•	Facilitates continued organic and acquisition-related growth

CHELMSFORD, Mass. - Nov. 3, 2016 - Mercury Systems, Inc. (NASDAQ: MRCY, www.mrcy.com), today announced that it has signed a definitive agreement to acquire CES Creative Electronic Systems, S.A. (“CES”). The acquisition is expected to close during Mercury’s second fiscal quarter ending December 31, 2016. For the twelve month period ended September 30, 2016 CES had revenue of approximately $23 million. The total purchase price for the transaction is approximately $38 million, subject to net working capital and net debt adjustments and will be funded with cash on hand.

“We are very pleased to welcome CES to the Mercury family,” said Mark Aslett, Mercury’s President and Chief Executive Officer. “The addition of CES adds important and complementary capabilities in mission computing, safety-critical avionics and platform management that are in demand from our customers. These new capabilities will also substantially expand Mercury’s addressable market into commercial aerospace, defense platform management, C4I and mission computing – markets that are aligned to Mercury’s existing market focus. Like Mercury, CES has exceptional technology, solid engineering talent and strong leadership, so we believe there is an excellent fit strategically, culturally and operationally between this business and Mercury,” Aslett concluded.

Based in Geneva, Switzerland, CES is a leading provider of embedded solutions for military and aerospace mission-critical computing applications. CES specializes in the design, development and manufacture of safety-certifiable product and subsystems solutions including: primary flight control units, flight test computers, mission computers, command and control processors, graphics and video processing and avionics-certified Ethernet and IO. CES has decades of experience designing subsystems deployed in applications certified up to the highest levels of design assurance, DAL-A,

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY

Mercury Systems to Acquire Creative Electronic Systems,

for both DO-254 and DO-178. Their products and solutions are used on platforms such as aerial refueling tankers and multi-mission aircraft, as well as the several types of unmanned platforms.

For more information on the acquisition, visit www.mrcy.com/acquisition.

Mercury Systems – Innovation That Matters™
Mercury Systems (NASDAQ:MRCY) is a leading commercial provider of secure processing subsystems designed and made in the USA. Optimized for customer and mission success, Mercury’s solutions power a wide variety of critical defense and intelligence programs. Headquartered in Chelmsford, Mass., Mercury is pioneering a next-generation defense electronics business model specifically designed to meet the industry’s current and emerging technology needs. To learn more, visit www.mrcy.com.

Forward-Looking Safe Harbor Statement
This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the acquisition described herein. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “would,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “forecast,” “probable,” “potential,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, continued funding of defense programs, the timing and amounts of such funding, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, changes in, or in the U.S. Government’s interpretation of, federal export control or procurement rules and regulations, market acceptance of the Company's products, shortages in components, production delays or unanticipated expenses due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and restructurings, or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, increases in interest rates, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:
Gerry Haines, CFO
Mercury Systems, Inc.
+1 978-967-1990

Mercury Systems and Innovation That Matters are trademarks of Mercury Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • www.mrcy.com • twitter: @MRCY